Exhibit 99.1

Arrhythmia Research Technology, Inc.

Annual Shareholder Meeting

May 19, 2006

Management Report

I	2005 Overview

Operations

On March 29th of this year we announced our financial results for 2005, reporting revenue growth of 16% over 2004. Revenues increased to $12,895,000 in 2005 from $11,111,000 in 2004.

Net income declined 2.4% in 2005 as compared to 2004, from $$1,616,000 to $1,578,000 and earnings per share declined 3.3% from $0.61 per share to $0.59 per share.

The decrease in net income and EPS can be attributed to three major factors; 1) energy cost increases, 2) raw material cost increases and 3) a one time administrative charge of $190,000 in the third quarter of the year associated with the NEM division.

The growth in sales revenue was the result of Micron’s continued expansion of business with new and existing medical ECG sensor customers and business in non-sensor related product lines. The New England Molders custom injection molding division contributed 38% to the increase in revenues as the divisions contribution to total revenue increased from 14% in 2004 to 18% in 2005.

Financial Position

Company’s cash position remains strong.

Working capital was $5,386,899 as of December 31, 2005 as compared to $3,726,950 as of December 31, 2004.

Operating results produced positive cash flows of $1,190,691, of which $711,087 and $319,943 was spent on capital asset investment and a cash dividend, respectively.

Cash and cash equivalents were $1,931,823 and $1,772,162 at December 31, 2005, and 2004, respectively. Substantially all of these funds are invested in fixed rate bank instruments that are highly liquid.

Debt - The Company has no debt other than normal trade payables at this time and currently has no plans to incur any.

Share Price – The price per share of ART common stock in 2005 fluctuated from a high of $22.29 to a low of $8.80 as compared to a high of $48.15 and a low of $7.50 in 2004.

II	Accomplishments 2005

Market Solidification and Expansion

Micron continued its market solidification by negotiating extensions to multi-year exclusive supply agreements with one major US customer and one major European customer.

Micron continued it’s solidification of it’s market share lead in sliver plated and non-silver plated conductive resin sensors for the disposable medical ECG market with a 15% growth in unit volume in 2005 versus 2004.

On a positive note the average selling price for sensors increased approximately 7%, net of silver surcharge, in 2005 versus 2004.

Cost Containment

Although our cost of sales increased 2.5% in 2005 versus 2004 due mainly to significant increases in material and energy costs capital investment in new equipment, continuous improvement in manufacturing processes and product quality, and strict cost control with regard to labor and overhead have resulted in fairly stable manufacturing costs.

Health, Safety, and Environmental

Continuous focus on health, safety, and environmental improvements is ongoing and has resulted in lower risk factors and resulting in a reduction in insurance costs.

New England Molders

As previously stated the New England Molders division, acquired in May of 2004, and contributed 38% of the revenue increase in 2005, its first full year as a division of Micron.

A significant portion of the divisions sales were in tooling and non-recurring engineering charges. The company is already seeing the benefits from these tool sales as prototype products have matured into production products, and should continue to see the benefits of these tool sales in the future.

One example of this prototype to production process is a project that we entered into with IDEXX Laboratories, a market leader in veterinary testing solutions, that resulted in the execution of a multi-year agreement in January of this year to manufacture and supply consumable plastic injection molded products for IDEXX’s production animal services division.

III	Outlook 2006 and Beyond

2006 Growth

In January of this year the company announced the formation of a new division, Micron Integrated Technologies specializing in the production of metal and plastic components for the medical and defense industries. The MIT division will provide end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.

We are very excited about the prospects for growth in the future. In fact, as announced in our earnings release on May 8, 2006 the new division was the largest contributor to the 37% increase in revenues we experienced in the first quarter of 2006 versus the same period in 2005.

Financial

The company’s working capital and cash position will continue to strengthen in 2006.

EPS is expected to increase in relation to revenue and earnings growth.

First Quarter results were announced May 8, 2006 and the 10Q was filed with the SEC on May 12, 2006. The results are very encouraging; Total revenue of $4,269,000 and net income of $521,000 for the quarter ended March 31, 2006 compared to total revenue of $3,108,000 and net income of $429,000 for the same period in 2005 (37% and 22% respectively). Earnings per share for the three months ended March 31, 2006 increased to $.20 per share from $.16 per share (25%) for the same period in 2005.

New Products and Markets

New product development is ongoing at Micron and each of its divisions and should result in more new business in 2006.

ART Predictor® 7

We remain optimistic that there may be renewed interest in Arrhythmia’s Signal-Averaging Electrocardiograph (SAECG) product line, Predictor® 7. The company has recently entered into a Research Agreement, the details of which will be announced shortly. ART’s participation, in accordance with the Research Agreement, will be to provide hardware (ART 1200 EPX) and software – including the Windows® based Predictor® SAECG analysis - to support the signal averaged ECG aspect of this study. In addition, ART is providing monetary reimbursements for the expenses associated with the acquisition of the signal averaged ECG and the analysis of the data.

IV	Conclusion

The Company’s future is bright. The addition of the Micron Integrated Technologies division has continued the diversification that began in 2004 with the acquisition of New England Molders. This diversification has resulted in higher revenues and net income and will provide for further expansion of our business in the future. In order to accelerate growth and continued diversification necessary to increase shareholder equity the company will continue to investigate acquisition opportunities as well as organic expansion possibilities.

Thank You